Exhibit 10.1

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This SECOND AMENDMENT (the “Amendment”) dated as of the 3rd  day of September, 2014, amends the Employment Agreement between CRYOLIFE, INC., A Florida corporation, (“CryoLife” or the “Company”) and STEVEN G. ANDERSON (the “Employee”) that is dated October 23, 2012 and was previously amended by a  First Amendment dated as of May 28th, 2014 (as so amended, the “Agreement”).

W I T N E S S E T H :

WHEREAS, the Company entered into an employment agreement dated July 7, 2014 to hire James Patrick Mackin as President and Chief Executive Officer of the Company effective on September 2, 2014 (the “Executive Hiring”);

WHEREAS, the parties desire to amend certain provisions of the Agreement to make accommodation for the Executive Hiring;

WHEREAS, the parties desire the Amendment to become effective on September 2 (the “Amendment Effective Date”); and

WHEREAS, the Company’s Compensation Committee (the “Compensation Committee”) has recommended and its Board of Directors (the “Board”) has approved this Amendment.

NOW, THEREFORE, in consideration of the premises, the promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed, effective as of the Amendment Effective Date, as follows:

A. Sections 1(a), 1(b) and 2(a) of the Agreement are hereby deleted in their entirety and replaced with the following sections:

“1. EMPLOYMENT.

(a) Position. CryoLife hereby employs Employee in the capacity of Executive Chairman and Employee hereby accepts such employment and also agrees to continue to serve as Chairman of the board of directors.

(b) Employment Period.  Subject to the terms and conditions of this Agreement, the Employee’s employment as Executive Chairman shall commence on the Amendment Effective Date and end on December 31, 2016 (the “Employment Period”).

2.EMPLOYMENT DUTIES.

(a) Duties. Employee shall have the general powers, duties and responsibilities usually vested in the office of the Executive Chairman of a corporation, including those enumerated on Exhibit A attached to this Amendment, together with such additional powers as may be prescribed from time to time by the Board. Any additional powers, duties and responsibilities shall be substantially consistent with those customarily assigned to individuals serving as Executive Chairmen at comparable companies. Employee currently serves CryoLife as a director and as its Chairman of the board of directors. Subject to applicable law and regulation, including the Board’s

Exhibit 10.1

compliance with its fiduciary duties, Employee shall continue to be nominated to serve on the Board and remain as Chairman of the Board.

B. This Amendment shall become effective if, and only if, James Patrick Mackin commences serving as President and Chief Executive Officer of the Company on the Amendment Effective Date.

C. Neither the Executive Hiring, this Amendment, nor the change in duties or performance obligations created by this Amendment shall constitute Good Reason or Cause under the Agreement.

D. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws.

E. Except as amended pursuant to the terms of this Amendment, the Agreement shall continue in full force and effect according to its terms.

IN WITNESS WHEREOF, Employee has hereunder set his hand and, pursuant to the authorization from the Board, upon recommendation of the Compensation Committee, CryoLife has caused this Amendment to be executed in its name and on its behalf, all as of the day and year first written above.

/s/ Steven G. Anderson

Steven G. Anderson

CRYOLIFE, INC.

/s/ Ronald C. Elkins, M.D.

Ronald C. Elkins, M.D.

Director and Chairman,

Compensation Committee

Exhibit 10.1

Exhibit A – Duties  *

1.	Oversee and facilitate the assimilation of Pat Mackin into the roles of President and Chief Executive Officer.
2.	Assist the President and Chief Executive Officer:
▪	with general advice and support;
▪	in accessing Company resources and communicating with the Board; and
▪	in communicating with important shareholders, business partners, the government and other relevant constituencies.
3.	Counsel, advise and support executive management, acting as a mentor or coach where appropriate and as requested by the Chief Executive Officer or the Board.
4.	Assist executive management with investor and customer relations.
5.	Facilitate effective contributions by executive management and the Board.
6.	Assist in setting and implementing the Company’s strategic direction.
7.	Promote effective relationships between directors to facilitate effective Company oversight.
8.

Assist the Board, in coordination with the Compensation Committee and Nominating and Corporate Governance Committee, in evaluating the performance of the President and Chief Executive Officer and meet with the President and Chief Executive Officer to discuss the evaluation.

9.	Continue to represent the Company as its Founder, and as Executive Chairman, at events and functions as reasonably requested by the Chief Executive Officer.
10.	Assist in the initiation of constructive change and succession management in Board appointments (except that of any successor as Chairman) subject to board and shareholder approval.
11.	Assist the Board in focusing its time and efforts on matters of highest importance to the Company.
12.	Assist with the creation of agendas for Board meetings.
13.	Serve as chair of all Board meetings.
14.	Otherwise provide leadership to and assist in managing the Board.

* All of the duties identified in items 11 through 14 are contingent upon Employee remaining on the Board as Chairman of the Board. Whenever Employee ceases to serve in this function, these duties will be removed from the Employee’s responsibilities.